Exhibit 6.14

PURCHASE AGREEMENT

for the

Deferred Delivery Agreement

(“DDA”) and Tokens

to be issued by

BLOCKSTACK TOKEN LLC

May 8, 2019

THIS PURCHASE AGREEMENT (“Purchase Agreement”), effective as of the last date on the signature page (the “Effective Date”), is entered into between the party specified as purchaser on the signature page (“Purchaser”) and Blockstack Token LLC, a Delaware limited liability company (the “Token Issuer”).  Please carefully review and follow the instructions to Purchaser immediately following this cover page.

An incomplete Purchase Agreement will not be accepted, and as a result, a Purchaser may not be able to purchase a Deferred Delivery Agreement (“DDA”) in exchange for a payment of funds (the “Purchase”) and consequently may not receive the right to receive tokens to be issued in the future by the Token Issuer (“Tokens”) upon a distribution event (the “Token Distribution Event”).

The Purchaser should seek legal, financial, and tax advice regarding its individual circumstances and objectives in determining whether to purchase the DDA.

There are substantial restrictions on the transferability of the DDA.  There will be no public market for the DDA. A DDA may not be offered, sold or transferred without the consent of the Token Issuer. Any transfer of a DDA made in violation of these restrictions will be treated by the Token Issuer as void.

All transfers are subject to the Token Issuer’s prior approval.

Tokens will only be issued to the Purchaser upon a Token Distribution Event. The timing of the Token Distribution Event will be determined at the sole discretion of the Token Issuer.  If the Token Distribution Event has not occurred by the date that is 10 days after the expiration of a one-year holding period (the “Token Distribution Deadline”) or the Token Issuer determines in its sole discretion that the issuance of the Tokens would constitute a violation of any applicable law or regulation, the Token Issuer may determine to refund the Purchaser’s purchase. The Token Issuer will provide the Purchaser notice at least 21 calendar days prior to the Token Distribution Event and the Purchaser will have 14 calendar days to provide the Token Issuer with its Token digital wallet address. The Token Issuer will then, as of the Token Distribution Event, distribute Tokens to the Purchaser’s digital wallet.

BLOCKSTACK TOKEN LLC — PURCHASE AGREEMENT

Part I:  Introduction and Instructions

Introduction

This purchase agreement (“Purchase Agreement”) provides important information and documentation needed to purchase a deferred delivery agreement (the “DDA”) issued by Blockstack Token LLC, a Delaware limited liability company (the “Token Issuer”). The DDA creates the right to receive tokens that are sponsored and issued by the Token Issuer (the “Token(s)”) during the Token distribution event (as defined in the DDA, the “Token Distribution Event”) sponsored by the Token Issuer.  Through the DDA, the Token Issuer is offering interests in the Tokens (the “Offering”). The Tokens may be used in connection with the Token Issuer’s network, governed by the Blockstack Core software available at https://github.com/blockstack/blockstack-core, as referred to and further described in the Disclosure Statement as the “Blockstack network” (the “Blockstack Network”).

By signing the signature page to this Purchase Agreement (“Signature Page”), you as purchaser (“Purchaser”) agree to be bound by the terms of this Purchase Agreement and the DDA.  You also agree that you have reviewed the DDA, Disclosure Statement (“Disclosure Statement”) and/or any other offering materials provided to you with respect to the Tokens, and which apply through the date of your execution of this Purchase Agreement and receipt of the Tokens (collectively, and together with the DDA and Purchase Agreement, the “Offering Materials”).

This Purchase Agreement includes each of the following items:

•                  Part I, Introduction and Instructions

•                  Part II, Purchaser Questionnaire and Signature Page

•                  Part III, Form W-8BEN

•                  Part IV, Additional Legally Binding Terms

•                  Appendix A, DDA

•                  Appendix B, Disclosure Statement

The Purchaser should review the materials provided carefully and follow the steps and instructions below. Upon reading and understanding Parts II and III, Purchaser should complete all questions, filling in the necessary information.  The Purchaser should read and understand Parts I and IV, and Appendix A, B and C (the “Appendices”).

The terms “I,” “me,” “my” and similar terms used throughout this Purchase Agreement refer to the Purchaser.

The Disclosure Statement contains statements about a potential offering under Regulation A of the Securities Act of 1933, as amended (“Regulation A”).  This information is provided to you solely for purposes of providing you with what we believe could be material information about the Token Issuer and its business.  No money or other consideration is being solicited with respect to any offering under Regulation A, and if sent in response for such an offering, will not be accepted. Any offer to buy securities under Regulation A will be made only pursuant to an offering statement filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Regulation A, and the Disclosure Statement does not relate to any such offering statement or any offering under Regulation A. No offer to buy securities under Regulation A can be accepted and no part of the purchase price can be received for an offering under Regulation A until such an offering statement is qualified by the SEC. In any such future and potential Regulation A offering, any offer made pursuant to an offering statement may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date, and an indication of interest made by a prospective purchaser in any such Regulation A offering is non-binding and involves no obligation or commitment of any kind.  It is possible that the Token Issuer will never engage in the Regulation A offering for many reasons.  For example, the offering may never be qualified by the SEC.  The Regulation A offering may also be delayed from the Token Issuer’s currently anticipated timeline, perhaps considerably.  Purchasers in the offering described in the Disclosure Statement should not rely on or expect a Regulation A offering by the Token Issuer when deciding whether to purchase.

Instructions to Purchaser

In order to purchase a DDA, please complete the following steps.

Purchaser Information:  Please submit to the Token Issuer (1) a completed and signed Purchaser Questionnaire and Signature Page and (2) all requested supplemental information and documentation, including

•                  For entity Purchasers, a copy of the applicable organizational and authority documents (e.g., trust instrument, certificate of incorporation, certificate of formation, corporate resolutions, partnership agreement, operating agreement, plan documents, etc.).

•                  For natural person Purchasers, a copy of a driver’s license, passport or other government-issued form of identification.

Please provide all requested supplemental information and documentation in portable document format (“.pdf”).

When and Where to Send:  The Purchaser Questionnaire, Signature Page, and supplemental materials should be signed, scanned, and emailed to the Token Issuer at the email address provided below. Failure to submit these documents will result in an incomplete Purchase Agreement and prevent you from purchasing a DDA.

legal@blockstack.com

Once these materials are received, the Token Issuer will process the sale of the DDA and confirm execution and delivery of the DDA and Purchase Agreement. The Token Issuer reserves the right to deny any potential Purchaser, for any reason whatsoever, at its own discretion.

After the Token Issuer approves the Purchase, the Token Issuer will countersign the DDA and Purchase Agreement and will provide wiring and/or cryptocurrency transfer instructions for the Purchaser’s payment. If the payment will be made in cryptocurrency, the exchange rate (from the cryptocurrency to U.S. Dollars) for the payment of the Purchase will be negotiated between the Company and the Purchaser on an individual basis.  The Purchaser must send the Purchase amount to the Company within five business days, defined as Monday through Friday, exclusive of U.S. federal banking holidays (“Business Days”), of the Company sending the final executed DDA and Purchase Agreement.

All sales in this DDA Offering are individually offered.  The potential Purchaser will complete the materials in accordance with the instructions in the DDA Purchase Agreement and return executed copies to the Company.  The Company will review the materials provided by potential Purchasers and determine which Purchasers to accept.  In making this determination, the Company will attempt to verify the identities of potential Purchasers through its Know-Your-Customer (“KYC”) and Anti-Money Laundering (“AML”) review and will check whether those potential Purchasers appear on the Specially Designated Nationals List administered by the Office of Foreign Assets Control (“OFAC”).  Once approved as a Purchaser, it is anticipated but not guaranteed that each Purchaser will be provided DDA interests in the total amount of their requested Investment, but all allocations will be decided at the sole discretion of the Company.

We will accept payment of purchase price in U.S. dollars, as well as Bitcoin and Ether (valued in US dollars by https://bitcoinaverage.com/ at the time of purchase).  The https://bitcoinaverage.com/ valuation will be updated every hour starting at 9 am Eastern time each day, and payments will be valued based on the most recent update at the time when we receive payment from the purchaser.  If at any time in the future, https://bitcoinaverage.com/ is no longer operational or operates with limited functionality such that the procedures set forth herein could not be applied (such as the inability to determine an accurate trading price of the applicable cryptocurrency at a precise time), or ceases to be a significant and/or reputable exchange platform for US holders of Bitcoin or Ether, such that use of https://bitcoinaverage.com/ is, in our determination, no longer a reliable method of determining the fair value of Bitcoin or Ether, we shall select a replacement source that, in the good faith judgment of management, is recognized in the market at such time, as a reputable and reliable source for such reporting purposes. The considerations to be used in selecting a replacement source shall include, whether such source has all applicable regulatory approvals to operate, the volume of cryptocurrency sales that are effected on such platform by US purchasers, and the reputation of such platform.  In the event we select a replacement source, holders of Stacks Tokens will be notified of such change via electronic communication.

Once submitted, an purchaser’s subscription is irrevocable.  However, we reserve the right to reject any purchaser’s subscription in whole or in part for any reason, including failure of the purchaser to qualify or meet the purchaser suitability standards or the KYC/AML standards.

Completeness: An incomplete Purchase Agreement will not be accepted.

Additional Information:  The Token Issuer may, in its sole discretion, request other information from the Purchaser.

BLOCKSTACK TOKEN LLC — DDA PURCHASE AGREEMENT

Part II: Purchaser Questionnaire and Signature Page

1.     Purchaser Information

Aggregate Purchase (value in U.S. Dollars):

Payment Method (U.S. Dollars, Bitcoin or Ether):

Exchange Rate to U.S. Dollars (if applicable):

Full Legal Name of Purchaser:

For entities:	For natural persons:

First Name, Middle Initial, Last Name

Indicate if Purchaser is:

☐ S Corporation

☐ Grantor Trust

☐ Limited Partnership

☐ Limited Liability Company

☐ Estate

☐ Trust-EIN (trust with EIN in format: 12-3456789)

☐ Trust-SSN (trust with EIN in format: 123-45-6789)

☐ Public Pension Plan

☐ Sovereign Investment Foundation

☐ C Corporation ☐ General Partnership ☐ Limited Liability Partnership ☐ Exempt Organization ☐ Nominee-EIN ☐ Nominee-SSN ☐ Natural Person ☐ Other

If Purchaser is an entity (e.g., a trust, partnership, corporation, etc.), please answer the questions in this Purchaser Questionnaire from the perspective of the entity itself, rather than from the perspective of the individual who will be signing for the entity.

For Entities:	For Natural Persons:
Date of Organization:
State/Country of Organization:	Date of Birth:

Street Address:		Mailing Address for All Communications:

☐ Same as street address

Line 1:		Line 1:

Line 2:		Line 2:

Line 3:		Line 3:

City:		City:

State:	Zip Code:	State:	Zip Code:

Telephone Number:

Facsimile Number (optional):

E-Mail Address:

Social Security Number or Tax Identification Number:

For entity Purchasers, submit a copy of the applicable organizational and authority documents (e.g., trust instrument, certificate of incorporation, certificate of formation, corporate resolutions, partnership agreement, operating agreement, plan documents, etc.).

For natural person Purchasers, check form of ownership below, and submit a copy of driver’s license, passport, or other government-issued form of identification.

☐  Individual Ownership (One signature required)

☐  Tenants in Common (All tenants must sign)

☐  Joint Tenants with Right of Survivorship (All tenants must sign)

☐  Individual Retirement Account (“IRA”) (One signature required)

☐  Other

If purchase is accepted, Tokens will be delivered to a digital wallet address when and if the Token Distribution Event, as defined in the DDA, occurs:

At that point, the DDA will convert to Tokens, and the Tokens will be delivered to the digital wallet address provided by the Purchaser. The Token Issuer will provide the Purchaser notice at least 21 calendar days prior to the Token Distribution Event and the Purchaser will have 14 calendar days to provide the Token Issuer with its Token digital wallet address. The Token Issuer will then, on the first date of the Token Distribution Event, or within 10 days thereof, distribute Tokens to the Purchaser’s digital wallet.

Important: Please do NOT disclose your private key to your digital wallet. The Token Issuer will never ask you for your private key.

2. Non-U.S. Person Status.  I am not a “U.S. Person,” within the meaning of Rule 902(a)(k) under the Securities Act of 1933 (“Securities Act”) (please see section IV.c.3 of this Purchase Agreement for the definition of a U.S. Person).

3. Truthfulness of Information Provided; Additional Information.

Purchaser represents and warrants to the Token Issuer that the answers Purchaser has provided in this Purchaser Questionnaire, including the information contained within the supplementary documents that Purchaser has delivered to the Token Issuer as Purchaser information, are current, true, correct and complete and do not omit to state any material fact necessary in order to make the statements contained in those documents not misleading. If any information provided in this Purchaser Questionnaire changes in any material respect on or after the date contained on the Signature Page, Purchaser agrees to promptly notify the Token Issuer of any change to the information provided, but in any event within thirty (30) calendar days of the change.

Purchaser represents and warrants that Purchaser (1) does not reside; (2) is not located or domiciled; (3) does not have a place of business; and (4) is not conducting business (any of which makes Purchaser a “Resident”) in the state of New York. Purchaser further represents and warrants that it is not a Resident of any other state or country that requires virtual currency businesses to be licensed.

Purchaser represents and warrants that Purchaser is NOT: (1) a Resident of a jurisdiction in which access to or use of the Blockstack Network and the Tokens is prohibited by applicable law, decree, regulation, treaty, or administrative act, (2) a Resident of, or located in, a jurisdiction that is subject to U.S. or other sovereign country sanctions or embargoes, or (3) an individual, or an individual employed by or associated with an entity, identified on the U.S. Department of Commerce’s Denied Persons or Entity List, the U.S. Department of Treasury’s Specially Designated Nationals or Blocked Persons Lists, or the U.S. Department of State’s Debarred Parties List. Purchaser agrees that if Purchaser’s country of residence or other circumstances change such that the above representations are no longer accurate, Purchaser will immediately cease using the Blockstack Network and the Tokens.  Purchaser further represents and warrants that if Purchaser is purchasing the right to receive Tokens on behalf of a legal entity: (1) such legal entity is duly organized and validly existing under the applicable laws of the jurisdiction of its organization, and (2) Purchaser is duly authorized by such legal entity to act on its behalf.

Purchaser represents and warrants that all of the representations and warranties Purchaser is making in this Purchase Agreement are true and accurate as of the date of Purchaser’s affirmation on the Signature Page. If any representations and warranties are not true and accurate prior to acceptance of this Purchase Agreement, Purchaser shall give prompt written notice of this fact to the Token Issuer specifying which representations and warranties are not true and accurate and the reasons why they are not. Purchaser agrees to notify the Token Issuer promptly if there is any change with respect to any of the representations and warranties in this Purchase Agreement.

Purchaser acknowledges that important information about the material terms of the DDA and Tokens is provided in the Offering Materials. Such information may include, but is not limited to, details regarding the timing and pricing of the DDA, the amount of Tokens offered, the anticipated use of the DDA Offering proceeds, and the anticipated timeframe of the Token Distribution Event. Purchaser represents and warrants that Purchaser understands and has no objection to these material terms.

Purchaser acknowledges and accepts that there are risks associated with purchasing the DDA, holding the DDA, and, once the Tokens are delivered, using Tokens on the Blockstack Network, as more fully disclosed and explained in the Offering Materials. BY PURCHASING THE DDA, PURCHASER EXPRESSLY ACKNOWLEDGES AND ASSUMES THESE RISKS.

Purchaser represents and warrants that Purchaser has sufficient knowledge, understanding, and experience, either independently or together with its Purchaser representative(s), in financial and business matters, and of the functionality, usage, storage, transmission mechanisms, and other material characteristics of cryptographic tokens, token wallets and other token storage mechanisms, public and private key management, blockchain technology, and blockchain-based software systems, to understand the terms of this Purchase Agreement and the Offering Materials, and such knowledge, understanding, and experience enables Purchaser to evaluate the merits and risks of purchasing the Tokens.

Purchaser agrees that at any time in the future at which Purchaser may acquire Tokens pursuant to the DDA, Purchaser shall be deemed to have reaffirmed, as of the date of acquisition of the additional Token, each and every representation and warranty made by Purchaser in this Purchase Agreement or any other instrument provided by Purchaser to the Token Issuer in connection with that acquisition, except to the extent modified in writing by Purchaser and consented to by the Token Issuer.

Purchaser agrees on behalf of itself and Purchaser’s successors and assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver any other instruments, documents and statements and to take any other reasonable actions as the Token Issuer may determine to be necessary or appropriate to comply with applicable law and to effectuate and carry out the purposes of this Purchase Agreement. Purchaser further agrees that the Token Issuer may, in its sole discretion, refuse to sell Purchaser a DDA if, among other things, Purchaser refuses to comply with this provision. By executing the Signature Page, Purchaser further incorporates into this Purchase Agreement each term and affirmation contained in the Appendices attached hereto and Purchaser agrees to be bound thereby.

Purchaser agrees to be bound by any affirmation, assent or agreement that Purchaser transmits to the Token Issuer or its affiliates by computer or other electronic device, including internet, telephonic and wireless devices, including, but not limited to, any consent Purchaser gives to receive communications from the Token Issuer or any of its affiliates solely through electronic transmission. Purchaser agrees that when an authorized representative of Purchaser clicks on an “I Agree,” “I Consent,” or other similarly worded button or entry field with such representative’s mouse, keystroke or other device, Purchaser’s agreement or consent will be legally binding and enforceable against Purchaser and will be the legal equivalent of the handwritten signature of an authorized representative of Purchaser on an agreement that is printed on paper. Purchaser agrees that the Token Issuer and any of its affiliates may send Purchaser electronic copies of any and all communications associated with my purchase of Tokens.

4. Disclosures & Agreements. Purchaser has received, and understands that it should read and carefully review, the following documents in connection with submitting a Purchase Agreement, and Purchaser agrees, if its Purchase Agreement is accepted by the Token Issuer in its discretion, to be bound by the terms of the following disclosures and agreements, all as evidenced by Purchaser’s execution of the Signature Page and delivering the Signature Page to the Token Issuer:

The DDA, attached to this Purchase Agreement as Appendix A.

This Purchase Agreement, which sets forth the terms governing my purchase of the DDA, sets forth certain representations I am making in connection with my purchase of the DDA, and provides certain disclosures regarding the Token Issuer.

The Disclosure Statement, attached hereto as Appendix B, which has been provided to Purchaser and set forth information regarding the Tokens and the Blockstack Network, among other matters.

SIGNATURE PAGE FOLLOWS

SIGNATURE PAGE

By signing this document, Purchaser agrees to comply with and be bound by all terms of the Purchase Agreement, including this Purchaser Questionnaire and all other components of the Purchase Agreement. Purchaser acknowledges and accepts that all purchases of DDAs from the Token Issuer during the Offering are final, and there are no refunds or cancellations except as may be required by this Purchase Agreement, applicable law or regulation. Purchaser further acknowledges and accepts that the Token Issuer reserves the right to refuse, cancel or accept Purchase Agreements at any time in its sole discretion.

PURCHASER:

(Print Purchaser name)

(Signature)

(Print name of signatory, if signing for an entity)

(Print title of signatory, if signing for an entity)

The Token Issuer hereby accepts the above Purchase Agreement.

Blockstack Token LLC:

By:

Name:

Title:

Date:

BLOCKSTACK TOKEN LLC — DDA PURCHASE AGREEMENT

Part III: Form W-8BEN

BLOCKSTACK TOKEN LLC — PURCHASE AGREEMENT

Part IV:  Additional Legally Binding Terms

The Purchaser agrees to the following additional legally binding terms in connection with its purchase of the DDA:

1.                                      DDA Purchase.

1.1.                            The undersigned Purchaser hereby purchases pursuant to this Purchase Agreement the DDA sold in the Offering by the Token Issuer, for future delivery of the Tokens representing the value of the Purchase set forth in the Purchaser Questionnaire portion of this Purchase Agreement. The number of Tokens to be received will be determined as described in the DDA.

1.2.                            Acceptance of Agreement; Conditions. The Purchaser understands and agrees that this DDA purchase is made subject to the terms and conditions contained in this Purchase Agreement, as well as the Disclosure Statement and/or any other Offering Materials provided to you with respect to the Tokens, and that the Token Issuer shall have the right to accept or reject, in its sole discretion, the Purchaser’s DDA purchase for any reason or no reason, in whole or in part, and at any time prior to its acceptance.

2.                                      Representations, Warranties and Covenants of the Purchaser. The Purchaser hereby represents and warrants to, and agrees with, the Sponsoring Parties (as defined below) as follows:

2.1.                            The Token Issuer and its respective officers, directors, principals, members, employees, agents, and other affiliates (collectively, the “Sponsoring Parties”) will be relying on the information, representations, warranties and covenants of the Purchaser in this Purchase Agreement for many purposes.

2.2.                            Binding Obligation. The Purchase Agreement shall become binding and enforceable against the Purchaser in accordance with its terms on the date, if any, that the Token Issuer accepts this Purchase Agreement in whole or in part on the Effective Date, as evidenced by the Token Issuer’s signature to the Purchase Agreement. The Purchaser understands that, upon acceptance by the Token Issuer, the Purchaser is not entitled to cancel, terminate or revoke this Purchase Agreement.

2.3.                            Regulatory Issues.

(a)                                 FDIC and SIPC Matters. The DDA is not legal tender, is not backed by the government, and accounts and value balances are not subject to Federal Deposit Insurance Corporation or Securities Purchaser Protection Corporation protections.

(b)                                 Other Federal and State Regulatory Matters. The Purchaser acknowledges and understands that the DDA is not registered with the Securities and Exchange Commission, and that the Token Issuer is not registered or licensed with any federal or state regulator as an investment adviser, broker-dealer, money services business, money transmitter, or virtual currency business. As a result, the Purchaser will not be afforded the full set of protections provided to the clients and customers of such entities under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and any similar or applicable state laws.

(c)                                  No Registration of the DDA.

(i)                                     The Purchaser acknowledges and understands that (i) the DDA has not been registered under the Securities Act, the securities laws of any state or the securities laws of any other jurisdiction, nor is that registration contemplated, (ii) the DDA is being offered and sold under an exemption from registration provided under Regulation S under the Securities Act, (iii) the offering of these securities is being made only in those jurisdictions and to those persons where and to whom they may lawfully be offered for sale, and is not, and under no circumstances is to be construed as, a prospectus, an advertisement or a public offering of these securities in the United States, (iv) no securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise, and (v) the transactions contemplated in the Offering Materials have not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization.  The Purchaser will not be afforded the full set of protections provided under the Securities Act or comparable state law. The Purchaser acknowledges that the Token Issuer is entering into this Purchase Agreement in reliance upon the Purchaser’s representations, warranties and covenants made in this Section.

(ii)                                  The Purchaser represents and warrants that: (i) it is domiciled and has its principal place of business outside the United States; (ii) it is a not a U.S. person (as defined in Regulation S under the Securities Act) or is deemed not to be a U.S. person under Rule 902(k)(2) of Regulation S (a “Non-U.S. person”), and (iii) it is not acquiring the DDA and any Tokens deliverable pursuant to the DDA for the account or benefit of any U.S. person.

(iii)                               As used herein, the term “United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia, and the term “U.S. person” (as defined in Regulation S) means:

(1)                                 a natural person resident in the United States;

(2)                                 any partnership or corporation organized or incorporated under the laws of the United States;

(3)                                 any estate of which any executor or administrator is a U.S. person;

(4)                                 any trust of which any trustee is a U.S. person;

(5)                                 any agency or branch of a foreign entity located in the United States;

(6)                                 any nondiscretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(7)                                 any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated and (if an individual) resident in the United States; and

(8)                                 a corporation or partnership organized under the laws of any foreign jurisdiction and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

(iv)                              The Purchaser agrees that it has not engaged, nor is it aware that any party has engaged, and the Purchaser will not engage or cause any third party to engage, in any directed selling efforts (as such term is defined in Regulation S) in the United States with respect to the DDA and any Tokens deliverable pursuant to the DDA.

(v)                                 At the time of offering to the Purchaser and communication of the Purchaser’s order to purchase the DDA and any Tokens deliverable pursuant to the DDA, and at the time of the Purchaser’s execution of this Purchase Agreement, Purchaser or the persons acting on the Purchaser’s behalf in connection therewith were located outside the United States.

(vi)                              The Purchaser is not a “distributor” (as defined in Regulation S) or a “dealer” (as defined in the Securities Act).

(vii)                           The Purchaser hereby represents that Purchaser is satisfied as to the full observance of the laws of Purchaser’s jurisdiction in connection with any invitation to subscribe for the DDA and any Tokens deliverable pursuant to the DDA, including (i) the legal requirements within the Purchaser’s jurisdiction for the purchase of the DDA and any Tokens deliverable pursuant to the DDA, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences (including withholding), if any, that may be relevant to the purchase, holding, redemption, sale or transfer of such securities. The Purchaser’s subscription and payment for, and Purchaser’s continued beneficial ownership of, the DDA and any Tokens deliverable pursuant to the DDA will not violate any applicable securities or other laws of Purchaser’s jurisdiction.

(d)                                 Confidentiality of Disclosure Statement.  The Purchaser understands and agrees that the Offering Materials are confidential documents that may not be shared with any other person without the consent of the Token Issuer and that any such sharing could be a violation of the U.S. securities laws.  Further, the Purchase agrees that the Offering Materials will be deemed “Proprietary Information” as defined in, and kept confidential pursuant to the terms of the previously executed Confidentiality Agreement.

(e)                                  Exchange Act Matters. The Purchaser understands that no Sponsoring Party is registered with the SEC or with the securities commission of any state or other jurisdiction as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Purchaser will not be afforded the full set of protections provided under the Exchange Act or comparable state law.

(f)                                   Money Transmission and Money Services Business Matters. The Sponsoring Parties believe that the Token Issuer is not a money transmitter (“MT”) or a money services business (“MSB”). If the Token Issuer was deemed to be an MT and/or MSB, it would be subject to significant additional regulation. This could lead to significant changes with respect to the Blockstack Network, how the Tokens are structured, how they are purchased and sold, and other issues, and would greatly increase the Token Issuer’s costs in creating and facilitating transactions in the Tokens. It could lead to the termination of the Tokens. Further, a regulator could take action against the Token Issuer and Sponsoring Parties if it views the Tokens and the Blockstack Network as a violation of existing law. Any of these outcomes would negatively affect the value of the Tokens and/or could cause the Token Issuer to cease operations.

(g)                                  Virtual Currency Business Matters.

(i)                                     The Token Issuer does not intend to operate in the state of New York or any other state that requires a license to conduct a virtual currency business. The Sponsoring Parties believe the Token Issuer is not engaged in unlicensed virtual currency business activity in states where such conduct is prohibited. If a Purchaser is a resident of a state that requires a license to conduct a virtual currency business, this Purchase Agreement is void and all rights and privileges of the Purchaser hereunder are canceled. If a Purchaser is a resident of a state that requires a license to conduct a virtual currency business, the Token Issuer will not allow the Purchaser to purchase a DDA or the Tokens and participate on the Blockstack Network. Currently, only New York has this type of requirement, but other states may adopt similar requirements. Further, any prohibited DDA or Token transaction inconsistent with this Subsection 2.3(g) may be unable to be rescinded.

(ii)                                  If the Token Issuer and the Sponsoring Parties were deemed to be conducting an unlicensed virtual currency business they would be subject to significant additional regulation and/or regulatory consequences. This could lead to significant changes with respect to the Blockstack Network, how the Tokens are structured, how they are purchased and sold, and other issues, and would greatly increase the Token Issuer’s costs in creating and facilitating transactions in the Tokens. It could lead to the termination of the Tokens. Further, a regulator could take action against the Token Issuer and the Sponsoring Parties if it views the Tokens and the Blockstack Network as a violation of existing law. Any of these outcomes would negatively affect the value of the Tokens and/or could cause the Token Issuer to cease operations. Purchasers are strongly encouraged to seek independent legal advice regarding their individual circumstances in determining whether they are eligible to purchase a DDA and the Tokens.

(h)                                       International Regulatory Matters. The regulatory risks described in this Section 2.3 take into consideration U.S. law only. It is anticipated that the Tokens will also be sold or resold outside the United States, which could subject the Sponsoring Parties or the Tokens to non-U.S. legal requirements, which could be significant. Non-U.S. regulation could lead to the same types of changes and outcomes described above with respect to U.S. regulation, and any of these outcomes would negatively affect the value of the Tokens and/or cause the Sponsoring Parties to cease operations.

2.4.                            Restrictions on Transfer.

(a)                                 The Purchaser acknowledges and is aware that there are substantial restrictions on the transferability of the DDA, and there will be no public market for the DDA for U.S. Purchasers.  The DDA will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.  This means that holders of the DDA may generally not transfer the DDA to any “U.S. Person,” within the meaning of Rule 902(a)(k) under the Securities Act, without registration or an exemption from registration under the Securities Act.

(b)                                       The Purchaser acknowledges and is aware that disposition of the DDA may constitute engaging in a virtual currency business requiring a license under the laws of New York, another state, or foreign country.

(c)                                        The Purchaser acknowledges and is aware that any transfer made in violation of the transfer provisions of the Purchase Agreement will be void.

(d)                                       The Purchaser acknowledges and is aware that the DDA may be transferred only with the consent of the Token Issuer.

(e)                                        The Purchaser understands that the DDA and any Tokens deliverable pursuant to the DDA, have not been registered under the Securities Act and may not be offered, resold, pledged or otherwise disposed of by the Purchaser except (a)(i) in an offshore transaction meeting the requirements of Regulation S (including Category 3 of Rule 903 thereof, if then still applicable), (ii) pursuant to another available exemption from the registration requirements of the Securities Act or (iii) pursuant to an effective registration statement or its equivalent under the Securities Act that covers the Tokens sold in this DDA, and (b) in accordance with all applicable securities laws of the states of the United States and other jurisdictions.

(f)                                         The Purchaser further agrees that if it decides to offer, resell, pledge or otherwise dispose of the DDA and any Tokens deliverable pursuant to the DDA, or any interests therein, prior to the expiration of one year from the date when the DDA was first sold to the Purchaser (the “Distribution Compliance Period”), then it will do so only (a)(i) in an offshore transaction meeting the requirements of Regulation S (including Category 3 of Rule 903 thereof, if then still applicable), (ii) pursuant to another available exemption from the registration requirements of the Securities Act or (iii) pursuant to an effective registration statement or its equivalent under the Securities Act that covers the Tokens sold in this DDA, (b) in accordance with all applicable securities laws of the states of the United States and other jurisdictions,  and (c) in accordance with the other terms of this Purchase Agreement and the DDA.

(g)                                        The Purchaser acknowledges that prior to the expiration of the Distribution Compliance Period, any transferee of the DDA and any Tokens deliverable pursuant to the DDA may be required to provide to the Token Issuer or its agents certifications and other documentation relating to the non-U.S. person status (as set forth in paragraph 2.3(c)(3) above) of any such transferee, and the undersigned agrees to so inform such transferee prior to any such proposed transfer.

(h)                                       The Purchaser agrees that it shall not engage in hedging transactions with regard to the DDA and any Tokens deliverable pursuant to the DDA unless in compliance with the Securities Act.

(i)                                           The Purchaser agrees that foregoing restrictions are binding upon subsequent transferees of the DDA and any Tokens deliverable pursuant to the DDA, except for transferees pursuant to an effective registration statement. The Purchaser agrees that after the Distribution Compliance Period, the DDA and any Tokens deliverable pursuant to the DDA may be offered or sold within the United States or to or for the account of a U.S. person only pursuant to applicable securities laws.

(j)                                          In particular, the Purchaser acknowledges that the Token Issuer shall refuse to permit any transfer of the DDA and any Tokens deliverable pursuant to the DDA not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

(k)                                       The Purchaser acknowledges that in the interests of enforcing the transfer restrictions set forth in this Section 2.4, if the Tokens are distributed prior to the end of the Distribution Compliance Period, Blockstack shall have the right, in its sole discretion, to employ technical means to restrict the transfer of such Tokens, including by specifically rendering such Tokens incapable of being transferred on the Blockstack Network to a new wallet address (other than the wallet address to which they are initially delivered under the DDA) until the expiry of the Distribution Compliance Period.

2.5.                            Authorization; No Conflict.

(a)                                       Authorization of Individuals. If the Purchaser is an individual:

(i)                                     The Purchaser has all requisite legal capacity for the purchase of a DDA;

(ii)                                  The Purchaser has all requisite legal capacity for the execution and delivery of this Purchase Agreement and each other document required to be executed and delivered by the Purchaser in connection with this Purchase Agreement for a DDA; and

(iii)                               Neither the execution, delivery or performance of this Purchase Agreement or any other document required to be executed and delivered by the Purchaser in connection with this Purchase Agreement for a DDA, nor the consummation of any of the transactions contemplated hereby or thereby by the Purchaser, (a) will violate or conflict with any law, rule, regulation, judgment, order or decree of any court or other governmental body, (b) will conflict with or result in any breach or default under, permit any party to accelerate any rights under or terminate, or result in the creation of any lien, charge or encumbrance pursuant to the provision of any material contract, indenture, mortgage, lease, franchise, license, permit authorization, instrument or agreement of any kind to which the Purchaser is a party or by which the Purchaser is bound or to which the properties or assets of the Purchaser are subject, or (c) will require the consent or approval of any person other than consents or approvals that have already been obtained.

(b)                                 Authorization of Entities. If the Purchaser is an entity:

(i)                                     The Purchaser is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the laws of its state of incorporation or organization and has the requisite power and authority to carry on its business and operations as now being conducted;

(ii)                                  The execution and delivery of this Purchase Agreement and each other document required to be executed and delivered by the Purchaser in connection with its purchase of a DDA, and the performance by the Purchaser under those agreements, have been duly authorized by appropriate action;

(iii)                               The Purchaser shall deliver to the Token Issuer any evidence of the foregoing as the Token Issuer may reasonably require, whether by way of certified resolution or otherwise; and

(iv)                              The person executing and delivering this Purchase Agreement and any other instruments on behalf of the Purchaser has all requisite power, authority and capacity to execute and deliver those instruments.

(c)                                  Ultimate DDA Owners.

(i)                                     If the Purchaser is acting as trustee, agent, representative or nominee for the ultimate owner of the DDAs (an “Ultimate DDA Owner”), the Purchaser understands and acknowledges that the representations, warranties and agreements made in this Purchase Agreement are made by the Purchaser both (a) with respect to the Purchaser and (b) with respect to the Ultimate DDA Owner. The Purchaser further represents and warrants that it has all requisite power and authority from the Ultimate DDA Owner to execute and perform the obligations under this Purchase Agreement.

(ii)                                  Except as otherwise agreed to in writing with the Token Issuer, the Purchaser agrees to indemnify the Sponsoring Parties for any and all costs, fees and expenses (including reasonable legal fees and disbursements) in connection with any damages resulting from the assertion of the Purchaser’s lack of proper authorization from the Ultimate DDA Owner to enter into this Purchase Agreement or perform its obligations under it.

2.6.                            Offering Materials and Other Information.

(a)                                 Differences with Offering Materials. The Purchaser acknowledges that in the event of any differences between the terms provided in this Purchase Agreement and any Offering Materials, the terms and conditions of this Purchase Agreement shall supersede any contrary information set forth in the Offering Materials. The Purchaser has had an opportunity to (i) ask questions of and receive answers from the Token Issuer concerning the terms and conditions of this Purchase Agreement, the Offering Materials, and the business of the Token Issuer; and (ii) obtain any additional information concerning the DDAs and their offering, the Token Issuer and any related material to the extent the Token Issuer or the Token Issuer possesses relevant information or can acquire it without unreasonable effort or expense.

(b)                                 No Reliance. The Purchaser acknowledges that in making a decision to purchase a DDA, the Purchaser has relied solely upon this Purchase Agreement and the Offering Materials and independent investigations made by the Purchaser. The Purchaser is not relying and may not rely on any other marketing materials for purposes of making a decision to purchase a DDA. The Purchaser is also not relying on the Sponsoring Parties with respect to the legal, tax and other economic factors involved in this purchase and understands that it is solely responsible for reviewing the legal, tax and other economic considerations involved with purchasing the DDAs with its own legal, tax and other advisers.

(c)                                  Purchaser’s Review. The Purchaser understands that it is solely responsible for reviewing the Offering Materials and this Purchase Agreement and, to the extent he, she or it believes necessary, for discussing with counsel the representations, warranties and agreements that the Purchaser is making in this Purchase Agreement. The Purchaser understands that Wilson, Sonsini, Goodrich & Rosati, P.C. acts as counsel only to the Token Issuer and does not represent the Purchaser or any other person by reason of purchasing the DDA.

(d)                                 No Guarantees. Neither the Token Issuer nor anyone on its behalf has made any representations (whether written or oral) to the Purchaser (i) regarding the future value of the DDA or the future value or utility of the Tokens, (ii) the future business plans of the Company or the future design of the Blockstack Network, or (iii) that the past business performance and experience of the Sponsoring Parties will in any way predict the current or future value of the DDA or future value or utility of the Tokens.

(e)                                  No Claim, Loan or Ownership Interest. The purchase of DDAs and ultimate ownership of Tokens (i) does not provide Purchaser with rights of any form with respect to the Token Issuer or its revenues or assets, including, but not limited to, any voting, distribution, redemption, liquidation, proprietary (including all forms of intellectual property), or other financial or legal rights in the Token Issuer; (ii) is not a loan to Token Issuer; and (iii) does not provide Purchaser with any ownership or other interest in Token Issuer.

(f)                                   Intellectual Property. The Purchaser acknowledges and agrees that the DDA does not provide the Purchaser any present or future rights, title or interest in the Token Issuer’s intellectual property, including, without limitation, inventions, ideas, concepts, code, discoveries, processes, marks, methods, software, compositions, formulae, techniques, information and data, whether or not patentable, copyrightable or protectable in trademark, and any trademarks, copyright or patents based thereon. Purchaser may not use any of Token Issuer’s intellectual property for any reason without Token Issuer’s prior written consent.

2.7.                            Purchaser’s Knowledge. The Purchaser has sufficient knowledge, understanding, and experience, either independently or together with his, her or its Purchaser representative(s), in financial and business matters, and of the functionality, usage, storage, transmission mechanisms, and other material characteristics of cryptographic tokens, token wallets and other token storage mechanisms, public and private key management, blockchain technology, and blockchain-based software systems, to understand the terms of this Purchase Agreement and the Offering Materials, and such knowledge, understanding, and experience enables the Purchaser to evaluate the merits and risks of purchasing the Tokens.

2.8.                            Other Risks.

(a)                                 General Economic Risk. The Purchaser (i) is able to bear the economic cost of holding the DDA for an indefinite period of time; (ii) has adequate means of providing for its current needs and possible personal contingencies even in the event that the DDA loses all of its value; and (iii) has no need for liquidity of the DDA. The Purchaser’s purchase of the DDA is consistent with the objectives and cash flow requirements of the Purchaser and will not adversely affect the Purchaser’s overall need for diversification and liquidity.

(b)                                 Additional Risk Disclosures. The Purchaser is solely responsible for reviewing, understanding and considering the risks above and any additional risks, including without limitation those described in the Offering Materials. The Token Issuer and the Token Issuer’s operations, financial condition, and results of operations could be materially and adversely affected by any one or more of those risk factors, as could the underlying value of the Purchaser’s DDA, which may lead to the DDA losing all value.

2.9.                            Transfer and Storage of Personal Data.

(a)                                 Personal Data. The Purchaser understands and agrees that in connection with the services provided by the Token Issuer, its personal data may be transferred and/or stored in various jurisdictions in which the Sponsoring Parties have a presence, including in or to jurisdictions that may not offer a level of personal data protection equivalent to the Purchaser’s country of residence.

(b)                                 Disclosure of Personal Data. The Purchaser further understands and agrees that, although the Sponsoring Parties will use their reasonable efforts to keep the information provided in the answers to this Purchase Agreement strictly confidential, the Sponsoring Parties may present this Purchase Agreement and the information provided in it to any parties (e.g., affiliates, attorneys, auditors, administrators, brokers and regulators) as the Sponsoring Parties deem necessary or advisable to facilitate the acceptance and management of the Purchaser’s DDA purchase, including, but not limited to, (x) in connection with anti-money laundering and similar laws, (y) if called upon to establish the availability under any applicable law of an exemption from registration of the DDA or to establish compliance with applicable law generally by the Sponsoring Parties, or (z) if the information is relevant to any issue in any action, suit, or proceeding to which the Sponsoring Parties are a party or by which they are or may be bound.

(c)                                  Disclosure by Law. The Sponsoring Parties may also release information about the Purchaser if directed to do so by the Purchaser, if compelled to do so by law or in connection with any government or self-regulatory organization request or investigation. Any disclosure, use, storage or transfer of information for these purposes shall not be treated as a breach of any restriction upon the disclosure, use, storage or transfer of information imposed on any person by law or otherwise.

2.10.                     Anti-Money Laundering, Economic Sanctions, Anti-Bribery and Anti-Boycott Representations.

(a)                                 Identity of Purchaser and Beneficial Owners. Neither the Purchaser, nor any of its affiliates, direct or indirect beneficial owners, equityholders, directors, officers or managers, (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), nor are they otherwise a party with which the Token Issuer is prohibited to deal under the laws of the United States, (ii) is a person identified as a terrorist organization on any other relevant lists maintained by governmental authorities, or (iii) unless otherwise disclosed in writing to the Token Issuer prior to the Purchaser’s purchase of a DDA, is a senior foreign political figure,(1) or any immediate family member(2) or close associate(3) of a senior foreign political figure as those terms are defined in the footnotes below. The Purchaser further represents and warrants that the Purchaser: (1) has conducted thorough due diligence with respect to all of its beneficial owners, equityholders, directors, officers or managers, (2) has established the identities of all direct and indirect beneficial owners, equityholders, directors, officers or managers and the source of each beneficial owner’s funds and (3) will retain evidence of those identities, any source of funds and any due diligence.

(b)                                 Source and Use of Funds.

(i)                                     To the best of its knowledge, Purchaser represents, warrants and agrees that no payment or other transfer of value to the Token Issuer and no payment or other transfer of value to the Purchaser shall cause the Sponsoring Parties to be in violation of applicable U.S. federal or state or non-U.S. laws or regulations, including, without limitation, anti-money laundering, economic sanctions, anti-bribery or anti-boycott laws or regulations, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism  Act of 2001 (“USA PATRIOT ACT”), the various statutes, regulations and Executive Orders administered by OFAC and the Foreign Corrupt Practices Act.

(ii)                                  To the best of its knowledge, Purchaser represents, warrants and agrees that no payment or other transfer of value to the Token Issuer is or will be derived from, pledged for the benefit of, or related in any way to, (1) the government of any country designated by the U.S. Secretary of State as a country supporting international terrorism, (2) property that is blocked under any laws, orders or regulations administered by OFAC (“OFAC Regulations”), or that would be blocked under OFAC Regulations if it were in the custody of a U.S. national, (3) persons to whom U.S. nationals cannot lawfully export services, or with whom U.S. nationals cannot lawfully engage in transactions, under OFAC Regulations, or (4) directly or indirectly, any illegal activities.

(1)  A “senior foreign political figure” is defined as a senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a senior official of a major non-U.S. political party, or a senior executive of a non-U.S. government-owned corporation. In addition, a “senior foreign political figure” includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure.

(2)  An “immediate family member” of a senior foreign political figure typically includes the figure’s parents, siblings, spouse, children and in-laws.

(3)  A “close associate” of a senior foreign political figure is a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial U.S. and non-U.S. financial transactions on behalf of the senior foreign political figure.

(iii)                               The Purchaser represents, warrants and agrees that all payments or other transfer of value to the Token Issuer by the Purchaser will be made through an account (or virtual currency public address whose associated balance, either directly or indirectly, has been funded by such an account) located in a jurisdiction that does not appear on the list of boycotted countries published by the U.S. Department of Treasury pursuant to §999(a)(3) of the Internal Revenue Code (“Code”), as in effect at the time of the Purchaser’s payment or other transfer of value. In the event that the Purchaser is, receives deposits from, makes payments to or conducts transactions relating to a non-U.S. banking institution (a “Non-U.S. Bank”) in connection with the Purchaser’s purchase of a DDA, to the best of Purchaser’s knowledge the Non-U.S. Bank: (1) has a fixed address, other than an electronic address or a post office box, in a country in which it is authorized to conduct banking activities, (2) employs one or more individuals on a full-time basis, (3) maintains operating records related to its banking activities, (4) is subject to inspection by the banking authority that licensed it to conduct banking activities and (5) does not provide banking services to any other Non-U.S. Bank that does not have a physical presence in any country and that is not a registered affiliate.

(c)                                  Voluntary Compliance. The Purchaser understands and agrees that the Token Issuer is not obligated to comply with U.S. anti-money laundering program requirements, but may choose to voluntarily comply with any or all of such requirements in the sole discretion of the Token Issuer and the Sponsoring Parties.

2.11.                     Incorporation by Reference. The Purchaser incorporates and restates in this Purchase Agreement by reference all representations and warranties made by the Purchaser in the DDA. The Purchaser further represents that it has read the DDA, understands and agrees to be bound by its terms, and has been provided the opportunity to ask the Token Issuer questions, and where applicable, has received answers from the Token Issuer, regarding the DDA.

3.                                                                                      Rule 506(d) of Regulation D.

3.1.                            Disqualifying Events.  In the event that the Purchaser becomes subject to an event specified in Rule 506(d)(1) of the Securities Act (“Disqualifying Event”) at any date after the date of this Purchase Agreement, the Purchaser agrees and covenants to use its best efforts to coordinate with the Token Issuer (i) to provide documentation as reasonably requested by the Token Issuer related to any Disqualifying Event and (ii) to implement a remedy to address the Purchaser’s changed circumstances so that the changed circumstances will not affect in any way the Token Issuer’s ongoing and/or future reliance on an exemption under the Securities Act provided by Rule 506 of Regulation D.

3.2.                            Remedies.  The Purchaser acknowledges that, at the discretion of the Token Issuer, the Token Issuer’s remedies may include, without limitation, the transfer or sale of the Purchaser’s DDA. The Purchaser also acknowledges that the Token Issuer may periodically request assurance that the Purchaser has not become subject to a Disqualifying Event at any time, and the Purchaser further acknowledges and agrees that the Token Issuer shall understand and deem the failure by the Purchaser to respond in writing to any requests to be an affirmation and restatement of the representations, warranties and covenants in this provision.

4.                                                                                      Tax Information.

4.1.                            Waiver of Privacy. The Purchaser certifies that the Purchaser has completed and submitted any required waiver of local privacy laws that could otherwise prevent disclosure of information to a Sponsoring Party, the Internal Revenue Service (“IRS”) or any other governmental authority for purposes of Chapter 3, Chapter 4 or Chapter 61 of the Code (including without limitation in connection with FATCA, as defined below) or any intergovernmental agreement entered into in connection with the implementation of the FATCA (an “IGA”), and any other documentation required to establish an exemption from, or reduction in, withholding tax or to permit the Token Issuer to comply with information reporting requirements pursuant to Chapter 3, Chapter 4 or Chapter 61 of the Code (including, without limitation, in connection with FATCA or any IGA).

4.2.                            Updated Tax Forms. The Purchaser further certifies that the Purchaser will, within 30 days of the Purchaser’s receipt of notice that the Purchaser has been issued a DDA, provide to the Token Issuer an IRS Form W-8BEN (as included in Part III of this Purchase Agreement) or other applicable IRS Forms and any additional documentation required by the Token Issuer for purposes of satisfying the Token Issuer’s obligations under the Code.

4.3.                            Purchaser Obligations. The Purchaser will (a) provide, upon request, prompt written notice to the Token Issuer, and in any event within 30 days of such request, of any change in the Purchaser’s U.S. tax or withholding status, and (b) execute properly and provide to the Token Issuer, within 30 days of written request by the Token Issuer (or any other Sponsoring Party), any other tax documentation or information that may be reasonably required by the Token Issuer (or another Sponsoring Party) in connection with the operation of the Token Issuer or Blockstack Network to comply with applicable laws and regulations (including, but not limited to, the name, address and taxpayer identification number of any “substantial U.S. owner” (as defined in the Code) of the Purchaser or any other document or information requested by the Token Issuer (or another Sponsoring Party) in connection with the Token Issuer complying with FATCA and/or any IGA or as required to reduce or eliminate any withholding tax directly or indirectly imposed on or collected by or with respect to the Token Issuer), and (c) execute and properly provide to the Token Issuer, within 30 days of written request by the Token Issuer (or another Sponsoring Party), any tax documentation or information that may be requested by the Token Issuer (or any Sponsoring Party).

4.4.                            Reporting. The Purchaser further consents to the reporting of the information provided pursuant to this Section 4, in addition to certain other information, including, but not limited to, the value of the Purchaser’s purchase of a DDA to the IRS or any other governmental authority if the Token Issuer is required to do so under FATCA.

4.5.                            FATCA. As used in this Purchase Agreement, “FATCA” means one or more of the following, as the context requires: (i) Sections 1471 through 1474 of the Code and any associated legislation, regulations or guidance, or similar legislation, regulations or guidance enacted in any other jurisdiction which seeks to implement equivalent tax reporting, financial or tax information sharing, and/or withholding tax regimes, (ii) any intergovernmental agreement, treaty or any other arrangement between the United States and an applicable foreign country, entered into to facilitate, implement, comply with or supplement the legislation, regulations or guidance described in the foregoing clause (i), and (iii) any legislation, regulations or guidance implemented in a jurisdiction to give effect to the foregoing clauses (i) or (ii).

4.6.                            Additional Tax Representations. By executing this Purchase Agreement, the Purchaser understands and acknowledges that (i) the Token Issuer (or any other Sponsoring Party) may be required to provide the identities of the Purchaser’s direct and indirect beneficial owners to a governmental entity, and (ii) the Purchaser hereby waives any provision of law and/or regulation of any jurisdiction that would, absent a waiver, prevent the Token Issuer from compliance with the foregoing and otherwise with applicable law as described in this Section 4.

5.                                                                                      Indemnification.

5.1.                            Indemnification. PLEASE READ THIS INDEMNIFICATION PROVISION CAREFULLY BECAUSE IT LIMITS THE PURCHASER’S ABILITY TO SEEK RELIEF FROM AN INDEMNIFIED PARTY. The Purchaser acknowledges that he, she or it understands the meaning and legal consequences of the representations and warranties contained in this Purchase Agreement, and except as otherwise agreed to in writing with the Token Issuer, hereby agrees to indemnify and hold harmless the Sponsoring Parties, and each other person, if any, who controls, is controlled by, or is under common control with any of the foregoing (each, an “Indemnified Party”) from and against any and all loss, claim, damage, liability or expense whatsoever (including reasonable attorneys’ fees and disbursements) due to or arising out of or based upon (i) any inaccurate representation or warranty made by the Purchaser, or breach or failure by the Purchaser to comply with any covenant or agreement made by the Purchaser in the DDA (including without limitation the Purchase Agreement for the DDA) or in any other document furnished by the Purchaser in connection with a purchase of the DDA or the Tokens, (ii) any action for securities, commodities, or money transmission law violations instituted by the Purchaser that is finally resolved by judgment against the Purchaser, or (iii) any action instituted by or on behalf of the Purchaser against an Indemnified Party that is finally resolved by judgment against the Purchaser or in favor of an Indemnified Party.

5.2.                            Third Party Beneficiaries. Each Indemnified Party is an intended third party beneficiary of this Purchase Agreement. The remedies provided in this Section 5 shall be cumulative and shall not preclude the assertion by any Indemnified Party of any other rights or the seeking of any other remedies against the Purchaser.

5.3.                            No Waiver. Notwithstanding the foregoing, nothing contained in this Purchase Agreement shall constitute a waiver by a Purchaser of any of its legal rights under applicable U.S. federal securities and commodities laws or any other laws whose applicability is not permitted to be contractually waived.

6.                                                                                      Limitation of Liability. PLEASE READ SECTIONS 6.1, 6.2, AND 6.3 CAREFULLY. THESE PROVISIONS LIMIT THE SCOPE OF THE TOKEN ISSUER’S LIABILITY IN CONNECTION WITH THE SALE OF THE DDA.

6.1.                            To the fullest extent permitted by applicable law: (i) in no event will the Token Issuer or any of the Sponsoring Parties be liable for any indirect, special, incidental, consequential, or exemplary damages of any kind (including, but not limited to, where related to loss of revenue, income or profits, loss of use or data, or damages for business interruption) arising out of or in any way related to the sale of the DDA or otherwise related to these terms, regardless of the form of action, whether based in contract, tort (including, but not limited to, simple negligence, whether active, passive or imputed), or any other legal or equitable theory (even if the party has been advised of the possibility of such damages and regardless of whether such damages were foreseeable); and (ii) in no event will the aggregate liability of the Token Issuer and the Sponsoring Parties (jointly), whether in contract, warranty, tort (including negligence, whether active, passive or imputed), or other theory, arising out of or relating to these terms exceed the amount Purchaser pays to the company for the DDA.

6.2.                            The limitations set forth in Section 6.1 will not limit or exclude liability for the gross negligence, fraud or intentional, willful or reckless misconduct of the Token Issuer.

6.3.                            Some jurisdictions do not allow the limitation or exclusion of liability for incidental or consequential damages. Accordingly, some of the limitations of Section 6 may not apply to the Purchaser.

7.                                                                                      Dispute Resolution & Arbitration. PLEASE READ SECTIONS 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, AND 7.8 CAREFULLY BECAUSE THEY CONTAIN ADDITIONAL PROVISIONS APPLICABLE ONLY TO PERSONS LOCATED, RESIDENT OR DOMICILED IN THE UNITED STATES. IF THE PURCHASER IS LOCATED, RESIDENT OR DOMICILED IN THE UNITED STATES, THIS SECTION REQUIRES THE PURCHASER TO ARBITRATE CERTAIN DISPUTES AND CLAIMS WITH THE COMPANY AND LIMITS THE MANNER IN WHICH THE  PURCHASER CAN SEEK RELIEF FROM THE COMPANY.

7.1.                            Binding Arbitration. Except for any disputes, claims, suits, actions, causes of action, demands or proceedings (collectively, “Disputes”) in which either party seeks injunctive or other equitable relief for the alleged unlawful use of intellectual property, including, without limitation, copyrights, trademarks, trade names, logos, trade secrets or patents, the Purchaser and the Token Issuer (i) waive the Purchaser’s and the Token Issuer’s respective rights to have any and all Disputes arising from or related to the terms of the Purchase Agreement or Offering Materials (the “Terms”) resolved in a court, and (ii) waive the Purchaser’s and the Token Issuer’s respective rights to a jury trial. Instead, the Purchaser and the Token Issuer will arbitrate Disputes through binding arbitration (which is the referral of a Dispute to one or more persons charged with reviewing the Dispute and making a final and binding determination to resolve it instead of having the Dispute decided by a judge or jury in court).

7.2.                            No Class Arbitrations, Class Actions, or Representative Actions. Any Dispute arising out of or related to the Terms is personal to the Purchaser and the Token Issuer and will be resolved solely through individual arbitration and will not be brought as a class arbitration, class action or any other type of representative proceeding. There will be no class arbitration or arbitration in which an individual attempts to resolve a Dispute as a representative of another individual or group of individuals. Further, a Dispute cannot be brought as a class or other type of representative action, whether within or outside of arbitration, or on behalf of any other individual or group of individuals.

7.3.                            Federal Arbitration Act. The Terms affect interstate commerce and the enforceability of this section 7 will be both substantively and procedurally governed by and construed and enforced in accordance with the federal arbitration act, 9 U.S.C. § 1 et seq. (the “FAA”), to the maximum extent permitted by applicable law.

7.4.                            Notice. Each party will notify the other party in writing of any Dispute within thirty (30) days of the date it arises, so that the parties can attempt in good faith to resolve the Dispute informally. Notice to the Token Issuer shall be sent by email to the company at legal@blockstack.com. Notice to the Purchaser shall be by email to the then-current email address in the Purchaser’s account. The Purchaser’s notice must include (i) the Purchaser’s name, postal address, email address, and telephone number, (ii) a description in reasonable detail of the nature or basis of the Dispute, and (iii) the specific relief that the Purchaser is seeking. If the Purchaser and the Token Issuer cannot agree how to resolve the Dispute within thirty (30) days after the date notice is received by the applicable party, then either the Purchaser or the Token Issuer may, as appropriate and in accordance with this Section 7, commence an arbitration proceeding or, to the extent specifically provided for in Section 7.1, file a claim in court.

7.5.                            Process. Any arbitration will occur in New Jersey.  Arbitration will be conducted confidentially by a single arbitrator in accordance with the rules of the Judicial Arbitration and Mediation Services (“JAMS”), which are hereby incorporated by reference. The state and federal courts located in New Jersey will have exclusive jurisdiction over any appeals and the enforcement of an arbitration award. The Purchaser may also litigate a Dispute in the small claims court located in the county where the Purchaser resides if the Dispute meets the requirements to be heard in small claims court.

7.6.                            Authority of Arbitrator. As limited by the FAA, the Terms and the applicable JAMS rules, the arbitrator will have (i) the exclusive authority and jurisdiction to make all procedural and substantive decisions regarding a Dispute, including the determination of whether a Dispute is arbitrable, and (ii) the authority to grant any remedy that would otherwise be available in court; provided, however, that the arbitrator does not have the authority to conduct a class arbitration or a representative action, which is prohibited by the Terms. The arbitrator may only conduct an individual arbitration and may not consolidate more than one individual’s claims, preside over any type of class or representative proceeding or preside over any proceeding involving more than one individual.

7.7.                            Rules of JAMS. The rules of JAMS and additional information about JAMS are available on the JAMS website. By agreeing to be bound by the Terms, the Purchaser either (i) acknowledges and agrees that the Purchaser has read and understands the rules of JAMS, or (ii) waives its opportunity to read the rules of JAMS and any claim that the rules of JAMS are unfair or should not apply for any reason.

7.8.                            Severability of Dispute Resolution and Arbitration Provisions. If any term, clause or provision of Section 7 is held invalid or unenforceable, it will be so held to the minimum extent required by law, and all other terms, clauses and provisions of Section 7 will remain valid and enforceable. Further, the waivers set forth in Section 7.2 are severable from the other provisions of the Terms and will remain valid and enforceable, except as prohibited by applicable law.

8.                                                                                      Miscellaneous.

8.1.                            Notices and Electronic Delivery; Privacy Policy.

(a)                                 Electronic Delivery. The Sponsoring Parties, each at its sole and absolute discretion, may provide any notices or other communications given or made to the Purchaser and deliver to the Purchaser (or the Purchaser’s designated agents) privacy statements, financial information (audited or otherwise), reports and other communications relating to any Sponsoring Party or otherwise relating to this Purchase Agreement (collectively, “Disclosures”) in electronic form, such as via email or posting to a password protected website.

(b)                                 The Sponsoring Parties will send emails to the email address that the Purchaser has included on the Purchaser Questionnaire. If an email notification is undeliverable, delivery of the notice is not required to be made to the Purchaser’s postal mail address of record except as otherwise required by law. The Sponsoring Parties reserve the right to post communications on their respective websites without providing notice to the Purchaser, when permitted by law.

(c)                                  The Purchaser agrees that all Disclosures provided to the Purchaser via email notification or the website will be deemed to have been good and effective delivery to the Purchaser when sent or posted, regardless of whether the Purchaser actually or timely receives or accesses the email notification.

(d)                                 By signing this Purchase Agreement, the Purchaser consents to electronic delivery as described in the preceding sections, unless and until the Purchaser revokes its consent and/or waiver in writing to the Token Issuer.

(e)                                  In so consenting, the Purchaser acknowledges that email messages are not secure and may contain computer viruses or other defects, may not be accurately replicated on other systems, or may be intercepted, deleted or interfered with, with or without the knowledge of the sender or the intended recipient. The Purchaser also acknowledges that an email from a Sponsoring Party may be accessed by recipients other than the Purchaser and may be interfered with, may contain computer viruses or other defects and may not be successfully replicated on other systems.

(f)                                   The Purchaser understands that if it has any doubts about the authenticity of an email purportedly sent by the Sponsoring Parties, the Purchaser should contact the purported sender immediately.

(g)                                  The Purchaser agrees to be bound by any affirmation, assent or agreement that the Purchaser transmits to the Token Issuer or its affiliates by computer or other electronic device, including internet, telephonic and wireless devices, including, but not limited to, any consent the Purchaser gives to receive communications from the Token Issuer or any of its affiliates solely through electronic transmission. The Purchaser agrees that when the Purchaser clicks on an “I Agree,” “I Consent,” or other similarly worded button or entry field with its mouse, keystroke or other device, its agreement or consent will be legally binding and enforceable against it and will be the legal equivalent of the Purchaser’s handwritten signature on an agreement that is printed on paper. The Purchaser agrees that the Token Issuer and any of its affiliates may send the Purchaser electronic copies of any and all communications associated with its purchase of Tokens.

8.2.                            Revocation. Purchaser acknowledges and accepts that all purchases of the DDA from the Token Issuer during the DDA Offering are final, and there are no refunds or cancellations except as may be required by applicable law or regulation. Purchaser further acknowledges and accepts that the Token Issuer reserves the right to refuse or cancel Purchase Agreements at any time in its sole discretion.

8.3.                            Headings. Section and other headings contained in this Purchase Agreement are for reference only and are not intended to describe, interpret, define or limit the scope or intent of this Purchase Agreement.

8.4.                            Governing Law; Consent to Jurisdiction; Venue and Service of Process. THIS PURCHASE AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF DELAWARE WITHOUT REGARD TO ITS CONFLICTS OF LAW RULES, NOTWITHSTANDING THE PLACE WHERE THIS PURCHASE AGREEMENT MAY BE EXECUTED BY ANY PARTY. To the extent permissible under applicable law, the Purchaser hereby irrevocably agrees that any suit, action or proceeding (“Action”) with respect to this Purchase Agreement may, but need not, be resolved, whether by arbitration or otherwise, within the State of New Jersey. Accordingly, the parties consent and submit to the non-exclusive jurisdiction of the federal and state courts and any applicable arbitral body located within the State of New Jersey. The Purchaser agrees and consents that service of process as provided by U.S. federal and Delaware law may be made upon the Purchaser in any Action and may not as a result claim that any Action has been brought in an inconvenient forum.

8.5.                            Entire Agreement. This Purchase Agreement along with the Offering Materials and any side letter or other similar agreement between the Purchaser and the Token Issuer constitute the entire agreement between the parties hereto with respect to the subject matter of this Purchase Agreement and may be amended only in writing, executed by all parties hereto.

8.6.                            Severability. Each provision of this Purchase Agreement (including without limitation each representation made in the Purchaser Questionnaire and each provision of or grant of authority by or in the Power of Attorney) shall be considered severable. If it is determined by a court of competent jurisdiction that any provision of this Purchase Agreement is invalid or unenforceable under any applicable law, then that provision shall (i) be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with applicable law; and (ii) not affect the validity or enforceability of any other provisions of this Purchase Agreement, and to this extent the provisions of this Purchase Agreement shall be severable.

8.7.                            Successors and Assigns. This Purchase Agreement (i) shall be binding upon the Purchaser and the heirs, legal representatives, successors and permitted assigns of the Purchaser and shall inure to the benefit of the Token Issuer and its successors and assigns, (ii) shall survive the acceptance of the Purchaser as a Purchaser of a DDA, (iii) shall, if the Purchaser consists of more than one person, be the joint and several obligation of each, and (iv) may be executed in counterparts, all of which when taken together, shall be deemed one original.

8.8.                            Survival. The representations and warranties of the Purchaser in, and the other provisions of, this Purchase Agreement shall survive the execution and delivery of this Purchase Agreement.

APPENDIX A

DEFERRED DELIVERY AGREEMENT

THIS DEFERRED DELIVERY AGREEMENT (“DDA”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THIS DDA MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THIS DDA MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

DEFERRED DELIVERY AGREEMENT

Issued By

BLOCKSTACK TOKEN LLC

For

TOKENS

Purchase (value in U.S. Dollars):

Payment Method (U.S. Dollars, Bitcoin or Ether):

Exchange Rate to U.S. Dollars (if applicable)

Purchase Price:

Token Amount:

THIS DEFERRED DELIVERY AGREEMENT (the “Agreement”) certifies that in exchange for the payment by [Purchaser Name] (the “Purchaser”) of the purchase listed above (the “Purchase”) on or about May [•], 2019, Blockstack Token LLC, a Delaware limited liability company (the “Token Issuer”), hereby issues to the Purchaser the right, in the future, to receive a number of tokens issued by the Token Issuer (the “Tokens”) equal to the amount listed above under the “Token Amount.”  This right to receive Tokens is subject to the terms set forth below, in the Disclosure Statement for this Agreement (the “Disclosure Statement”), and in the purchase agreement for this Agreement (the “Purchase Agreement”) to which this Agreement is attached.  Delivery of the Tokens will provide the Purchaser with the ability to use the Tokens on the Token Issuer’s network, governed by the Blockstack Core software available at https://github.com/blockstack/blockstack-core, as referred to and further described in the Disclosure Statement provided with the Purchase as the “Blockstack network”  (the “Blockstack Network”).

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1.                                      Definitions

“Agreement” shall have the meaning given to it in the opening paragraph of this document.

“Blockstack Network” shall have the meaning given to it in the opening paragraph of this document.

“Business Days” shall mean Monday through Friday, exclusive of U.S. federal banking holidays.

“Disclosure Statement” shall have the meaning given to it in the opening paragraph of this document.

“DDA” means an instrument containing a right to receive units of Tokens in the future, similar in form and content to this Agreement.

“DDA Purchasers” means all holders of all other deferred delivery agreements purchased in this offering.

“Dissolution Event” means (i) a voluntary termination of operations, (ii) a general assignment for the benefit of the Token Issuer’s creditors or (iii) any other liquidation, dissolution, or winding up of the Token Issuer, whether voluntary or involuntary. A change of control and any public offering will not constitute a Dissolution Event.

“Distribution Compliance Period” shall mean a one-year holding period that begins on the last date on the signature page of the Purchase Agreement.

“Purchase” shall have the meaning given to it in the opening paragraph of this document.

“Purchase Agreement” shall have the meaning given to it in the opening paragraph of this document.

“Purchase Price” shall have the meaning given to it in the opening table on the first page of this document.

“Purchaser” shall have the meaning given to it in the opening paragraph of this document.

“Returned Purchase” shall have the meaning given to it in Section 2(b)(ii).

“Token Amount” means the amount listed under “Token Amount” on the first page of this Agreement, calculated as the Purchase divided by the Issue Price.

“Token Distribution Event” means the date on which the Token Issuer will provide Tokens to the Purchaser under this Agreement. The timing of the Token Distribution Event will be determined at the sole discretion of the Token Issuer; provided, however, that if the Tokens are not delivered by the date of the expiration of the Distribution Compliance Period, the Token Distribution Event shall be no later than 10 days after the expiration of the Distribution Compliance Period (the “Token Distribution Deadline”), subject to Section 2(b). The Token Issuer will provide 21 days’ notice prior to the Token Distribution Event.

“Token Issuer” shall have the meaning given to it in the opening paragraph of this document.

“Tokens” shall have the meaning provided in the opening paragraph of this document. For the avoidance of doubt, the meaning shall be inclusive of the singular form, “Token.”

“Use Restriction” means the general prohibition on the Purchaser’s ability to sell, transfer, spend, exchange or otherwise make use of the Tokens on the Blockstack Network.

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2.                                      Events

(a)                                 Token Distribution Event. On the day of the Token Distribution Event, the Token Issuer will issue to the Purchaser a number of Tokens equal to the Purchaser’s Token Amount; provided that, in connection with and prior to the issuance of the Token Amount by the Token Issuer to the Purchaser pursuant to this Section 2(a):

(i)                                     The Purchaser will execute and deliver to the Token Issuer any and all other transaction documents related to this Agreement, including but not limited to the Purchase Agreement. The Purchaser agrees that the Purchaser’s signature on the Signature Page to the Purchase Agreement constitutes delivery and execution of both the DDA and the DDA Purchase Agreement;

(ii)                                  The Purchaser will send the Purchase amount to the Company within 3 Business Days of the sending of the final executed DDA and Purchase Agreement; and

(iii)                               Prior to the Token Distribution Event, the Purchaser will provide to the Token Issuer a digital wallet address to which the Token Issuer may deliver the Token Amount. For the avoidance of doubt, the public wallet address must be under the direct or indirect control of the Purchaser and shall not be under the direct or indirect control of a third-party. The Purchaser shall provide the Token Issuer with its digital wallet address at least 14 days before the Token Distribution Event. The Token Issuer will provide the Purchaser with notice of the need to do so when announcing the Token Distribution Event at least 21 days prior to the Token Distribution Event.

(b)                                 Non-Issuance of Tokens.

(i)                                     Possibility of Non-Issuance.  If, by the date of the Token Distribution Deadline, no Token Distribution Event has occurred or the Token Issuer determines in its sole discretion that a distribution of Tokens on that date would violate any applicable law (including U.S. state, U.S. federal, non-U.S. law, and any administrative rule or regulation promulgated thereunder), then the Token Issuer shall be under no obligation to issue or distribute any Tokens under this DDA.

(ii)                                  Refund of Purchase amount  If the Tokens are not issued by the Token Distribution Deadline pursuant to Section 2(b)(i), the Token Issuer will return to the Purchaser 100% of the Purchaser’s Purchase, net of any taxes and expenses associated with the offering of this Agreement (the “Returned Purchase”) within 30 calendar days; provided, that, if the Tokens are not issued by the Token Distribution Deadline pursuant to Section 2(b)(i) and the assets of the Token Issuer legally available for distribution to the Purchaser and the other DDA Purchasers, as determined in good faith by the Token Issuer’s board of managers, are insufficient to permit the payment to the DDA Purchasers of 100% of each DDA Purchaser’s purchase, net of any taxes and expenses associated with the offering of this Agreement, then the Returned Purchase shall mean the Purchaser’s pro rata share of the entire assets of the Token Issuer legally available for distribution among the DDA Purchasers in proportion to their Purchase as a percentage of all Purchases in all other deferred delivery agreements purchased in this offering.  This provision shall expire upon a Token Distribution Event, and the Purchaser will have no rights to any of the assets of the Token Issuer or any Returned Purchase after the Token Distribution Event.  For the avoidance of doubt, if there is no Token Distribution Event, this provision also terminates at the termination of the DDA.  (iii)                                        Full Satisfaction.  The Purchaser agrees that payment of the Returned Purchase by the Token Issuer to the Purchaser shall be in full satisfaction of any and all obligations of the Token Issuer under this DDA to the Purchaser.

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(iv)                              Dissolution Event.  If there is a Dissolution Event before the Token Distribution Event, the Token Issuer will pay an amount equal to 100% of the Purchase, due and payable to the Purchaser immediately prior to, or concurrent with, the consummation of the Dissolution Event.  As an obligation to a general unsecured creditor, the Purchase amount will be paid prior and in preference to any distribution of any of the assets of the Token Issuer to holders of outstanding preferred and common stock by reason of their ownership thereof.  If immediately prior to the consummation of the Dissolution Event, as defined below, the assets of the Token Issuer legally available for distribution to the Purchaser and the other DDA Purchasers, as determined in good faith by the Token Issuer’s board of managers, are insufficient to permit the payment to the DDA Purchasers of 100% of their respective Purchases, then the entire assets of the Token Issuer legally available for distribution will be distributed with equal priority and pro rata among the DDA Purchasers up to 100% of their Purchases in proportion to their Purchase as a percentage of all Purchases in all other deferred delivery agreements purchased in this offering.  This provision shall expire upon a Token Distribution Event, and the Purchaser will have no rights to any of the assets of the Token Issuer or any return of an Purchase after the Token Distribution Event, whether or not there is a Dissolution Event.  For the avoidance of doubt, if there is no Token Distribution Event, this provision also terminates at the termination of the DDA.

(v)                                 Tax Withholding.  The Token Issuer will withhold from the payment of any Returned Purchase an amount equal to any income taxes owed by the Token Issuer on its receipt of the Purchase.  Purchaser will be responsible for the payment of its own taxes with respect to any Returned Purchase.

(c)                                  Termination.  The DDA will expire and terminate upon the earliest to occur of (i) the issuance to the Purchaser of the Tokens, (ii) the satisfaction of the conditions in Section 2(b)(ii) or 2(b)(iv) of this Agreement, or (iii) any breach of the representations and warranties of the Purchaser in, or the other provisions of, this Agreement or the Purchase Agreement by the Purchaser.  If termination occurs pursuant to (iii), then the Company will have no obligation to return any portion of the Purchaser’s Purchase.  Sections 2(b)(iii) (Full Satisfaction), 2(b)(v) (Tax Withholding), 4 (Purchaser Representations) and 5 (Miscellaneous) shall survive any termination or expiration of this DDA.

(d)                                 Use Restriction. The Tokens delivered pursuant to this DDA are subject to the Use Restriction until such Tokens have unlocked.  The unlocking commencement date of the Tokens will be the date of the Token Distribution Event.  The unlocking schedule for the Tokens will be that 1/24th of the Tokens will unlock upon the Token Distribution Event, and an additional 1/24th of the Tokens will unlock upon the completion of each 4,320 additional blockchain blocks on the Blockstack Network after the Token Distribution Event.

3.                                      Token Issuer Representations

(a)                                 The Token Issuer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b)                                 The execution, delivery and performance by the Token Issuer of this Agreement is within the power of the Token Issuer and, other than with respect to the actions to be taken when the Token Amount is to be issued to the Purchaser, has been duly authorized by all necessary actions on the part of the Token Issuer. This instrument constitutes a legal, valid and binding obligation of the Token Issuer, enforceable against the Token Issuer in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.  To the knowledge of the Token Issuer, it is not in violation of (i) its current certificate of incorporation or bylaws, (ii) any material statute, rule or regulation applicable to the Token Issuer or (iii) any material indenture or contract to which the Token Issuer is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Token Issuer.

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(c)                                  The performance and consummation of the transactions contemplated by this Agreement do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Token Issuer; (ii) result in the acceleration of any material indenture or contract to which the Token Issuer is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of the Token Issuer or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Token Issuer, its business or operations.

(d)                                 No consents or approvals are required in connection with the performance of this Agreement, other than: (i) the Token Issuer’s corporate approvals; and (ii) any qualifications or filings under applicable securities laws.

(e)                                  To its knowledge, the Token Issuer owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights (collectively, “IP Rights”) necessary for its business as now conducted and as currently proposed to be conducted, without any conflict with, or infringement of the rights of, others. To the extent that the Token Issuer develops additional intellectual property in the future, it will make reasonable efforts to secure IP Rights for that intellectual property.

(f)                                   The Token Issuer incorporates and restates in this Agreement by reference all representations and warranties made by the Token Issuer contained in the Purchase Agreement.

4.                                      Purchaser Representations

(a)                                 The Purchaser has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b)                                 The Purchaser is not a “U.S. person” as such term is defined in Rule 902 of Regulation S under the Securities Act. The Purchaser has been advised that this Agreement is a security that has not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Purchaser is purchasing this security instrument for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Purchaser’s financial condition, and is able to bear the economic risk of such investment for an indefinite period of time. The Purchaser further represents that it has been provided the opportunity to ask the Token Issuer questions, and where applicable, has received answers from the Token Issuer, regarding this Agreement and the offering of this Agreement.

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(c)                                  The Purchaser is not a resident of the state of New York.

(d)                                 The Purchaser incorporates and restates in this Agreement by reference all representations and warranties made by the Purchaser in the Purchase Agreement. The Purchaser further represents that it has read the Purchase Agreement, understands and agrees to be bound by its terms, and has been provided the opportunity to ask the Token Issuer questions, and where applicable, has received answers from the Token Issuer, regarding the Purchase Agreement.

(e)                                  The representations and warranties of the Purchaser set forth in this DDA, including those incorporated and restated by reference, shall be deemed repeated and reaffirmed by the Purchaser to the Token Issuer as of each date the Token Issuer issues Tokens to the Purchaser pursuant to this Agreement.  If at any time prior to the termination of this DDA, the representations and warranties set forth in this DDA, including those incorporated and restated by reference, cease to be true in any material respect, the Purchaser shall promptly so notify the Token Issuer in writing.

(f)                                   The Puchaser’s signature on the Signature Page of the Purchase Agreement constitutes delivery and execution of both the DDA and the Purchase Agreement.

5.                                      Payment Instructions.

(a)                                 Wire and/or Cryptocurrency Transfer Instructions. The Company’s wire and/or cryptocurrency transfer instructions will be provided to the Purchaser after the Company has approved the Purchaser’s Purchase.  Payment is required within three (3) Business Days of receipt of the final executed DDA and Purchase Agreement.

6.                                      Miscellaneous

(a)                                 Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Token Issuer and the Purchaser.

(b)                                 Any notice required or permitted by this Agreement will be deemed sufficient when sent by email to the relevant address listed in the Purchase Agreement, as subsequently modified by written notice.

(c)                                  The purchase of DDAs and ultimate ownership of Tokens (i) does not provide Purchaser with rights of any form with respect to the Token Issuer or its revenues or assets, including, but not limited to, any voting, distribution, redemption, liquidation, proprietary (including all forms of intellectual property), or other financial or legal rights in the Token Issuer; (ii) is not a loan to Token Issuer; and (iii) does not provide Purchaser with any ownership or other interest in Token Issuer.

(d)                                 Each of the Token Issuer and the Purchaser agree to treat this instrument as a prepaid forward contract for U.S. federal, state and local income tax purposes, and will not take any position on any tax return, report, statement or other tax document that is inconsistent with such treatment, unless otherwise required by a change in law occurring after the date hereof, a closing agreement with an applicable tax authority or a final non-appealable judgment of a court of competent jurisdiction.

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(e)                                  Neither this Agreement nor the rights contained herein may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this Agreement and/or the rights contained herein may be assigned without the Token Issuer’s consent by the Purchaser to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Purchaser, including, without limitation, any general partner, managing member, officer or director of the Purchaser, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Purchaser; and provided, further, that the Token Issuer may assign this Agreement in whole, without the consent of the Purchaser, in connection with a reincorporation to change the Token Issuer’s domicile.

(f)                                   In the event any one or more of the provisions of this Agreement is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Agreement operate or would prospectively operate to invalidate this Agreement, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this Agreement and the remaining provisions of this Agreement will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(g)                                  The Purchaser shall, and shall cause its affiliates to, execute and deliver any additional documents and take any further actions requested by Token Issuer to give effect to this Agreement and the transactions contemplated by this Agreement, including, without limitation, to enable the Token Issuer or the transactions contemplated by this Agreement to comply with applicable laws.

(h)                                 The Token Issuer shall not be liable or deemed to have defaulted under or breached this Agreement for any failure or delay in performing any obligation under this Agreement, including without limitation any failure to deliver or delay in delivery of Tokens, to the extent the failure or delay is caused by or results from acts beyond the Token Issuer’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, or other civil unrest; (d) the application or change of any law; or (e) action by any governmental authority.

(i)                                     All rights and obligations hereunder will be governed by the laws of Delaware, without regard to the conflicts of law provisions of such jurisdiction.

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APPENDIX B

DISCLOSURE STATEMENT

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